UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 18, 2017

Independent Bank Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400
McKinney, TX 75069-3257
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective January 18, 2017, M. Brian Aynesworth resigned from his position as a Class III director of Independent Bank Group, Inc. (“Independent”) in connection with his rejoining Independent Bank as a Executive Vice President-Senior Credit Officer. Mr. Aynesworth previously served as an officer of Independent Bank and resigned from that position in February 2013 in connection with Independent’s initial public offering. Mr. Aynesworth has been appointed as a Executive Vice President-Senior Credit Officer of Independent Bank to enhance Independent Bank’s lending and credit administration team in the Austin/Central Texas region. He will also join the Independent Bank board of directors.
Effective January 18, 2017, Jack Radke resigned from his position as a Class I director of Independent. Mr. Radke’s term as a Class I director was to expire at the Independent annual meeting of shareholders in May 2017, and his resignation facilitates the recomposition of the Independent board of directors as part of the previously announced acquisition of Carlile Bancshares, Inc. (“Carlile”). Mr. Radke will join the Independent Bank board of directors.
These resignations, along with the previously announced resignation of Torry Berntsen in October 2016, created two vacancies in the Class I directors and one vacancy in the Class III directors. As a result, there was an uneven distribution among the director classes. To correct this uneven distribution, Class II directors Daniel W. Brooks and Craig E. Holmes resigned as Class II directors effective January 18, 2017. Effective January 19, 2017, Mr. Brooks and Mr. Holmes were appointed by the Independent board of directors to fill the two Class I vacancies for a term that will expire at the annual meeting of shareholders in 2017.
As a result of these changes, the size of Independent’s board of directors is set at twelve directors, of which there are nine directors of Independent with three members in each of the three director classes currently serving, and there are three vacancies on the Independent board of directors, one in each class.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 20, 2017
INDEPENDENT BANK GROUP, INC.
(Registrant)

By:	/s/ David R. Brooks
Name:	David R. Brooks
Title:	Chairman of the Board and Chief Executive Officer